Exhibit 4.10

EXECUTION COPY

Arnold Worldwide Partners
101 Huntington Avenue
Boston, Massachusetts 02199

February 1, 2003

Mr. Edward Eskandarian
300 Boylston Street Boston,
Massachusetts 02116

Dear Mr. Eskandarian:

This letter agreement hereby states the terms of your employment agreement with Arnold (the “Company”). The Company desires to continue to employ you, and you agree to continue to be employed by the Company, on the terms and conditions set forth in this letter, including the nondisclosure and noncompetition provisions set forth herein.

1.         (a) The Company will continue to employ you to serve as its Chief Executive Officer ending on the second anniversary of the date hereof (the “Employment Term”), subject to the terms and conditions of this letter agreement. Effective on the date hereof, the Existing Agreement shall be superseded hereby and will be of no further force or effect with no further payment obligation by the Company there under. As Chief Executive Officer, you will have executive responsibility for the overall management and operations of the Company and such specific duties in connection therewith as may be prescribed in accordance with this letter agreement, You will report to the Chairman and Chief Executive Officer of Havas. In the event Havas shall be acquired, you shall report to the Chief Executive Officer of the ultimate parent company of such acquiror. During the Term, you will render business services solely in the performance of your duties as Chief Executive Officer of the Company, and will use your best efforts to promote the interests and welfare of the Company and Havas.

(b) Following the Employment Term you will be engaged as a consultant to the Company for the period commencing on the second anniversary of the date hereof and ending on the third anniversary of the date hereof (the “Consulting Term” and, collectively with the Employment Term, the “Term”). During the Consulting Term, you shall provide such services to the Company as may reasonably be requested consistent with your duties, activities and responsibilities during the Employment Term, provided that you shall not be required to devote more than fifty percent (50%) of your business time to the performance of such services.

2.         The Company will pay you a base salary at the rate of $750,000.00 (the “base salary”) per year for each year of the Employment Term and consulting fees at a rate of $500,000 per annum during the Consulting Term, with payments made in installments in accordance with the Company’s regular practice for compensating executive personnel. Your base salary shall be subject to annual review and may be increased but not decreased, in the sole discretion of the Board of Directors of the Company’s sole member. All such payments of base salary during the Employment Term shall be subject to applicable tax withholding requirements. During the Consulting Term, as an independent contractor you shall be responsible for tax obligations associated with the consulting fees paid to you and you will indemnify the Company for any liabilities incurred by it relating thereto. You shall also be entitled to those insurance, retirement and other benefits generally provided to the Company’s other executive personnel. The Company shall reimburse you for all reasonable out-of-pocket costs incurred or paid by you in connection with, or related to, the performance of your duties, responsibilities or services under this letter agreement, upon presentation by you of documentation, expense statements, vouchers, and/or such other supporting information as the Company may reasonably request.

3.         The Company may terminate your employment under this letter agreement for “cause” (as hereinafter defined). For purposes of this letter agreement, “cause” means (a) your continued and deliberate failure to perform your duties in a manner substantially consistent with the manner prescribed by the Chairman and Chief Executive Officer of Havas, including, without limitation, those provided in Sections 5 and 6 hereof (other than any such failure resulting from your incapacity due to physical or mental illness), which failure continues for ten days following your receipt of written notice from the Chief Executive Officer or President of Havas specifying the manner in which you are in default of your duties, (b) your engagement in serious misconduct that is materially and demonstrably injurious to the Company or Havas or the reputation of either, (c) your indictment, conviction (or pleading nolo contendere to) or commission of a felony or misdemeanor involving a crime of moral turpitude, whether or not such crime was committed in connection with the business of Havas or the Company, (d) your commission of an act of fraud, theft or dishonesty against the Company or willful misconduct or gross negligence in the performance of your duties to the Company hereunder, or (e) the circumstances described below relating to death or Disability, in which case such provisions shall become applicable.

The Company may also terminate you under this letter agreement at any time without reason or cause. Unless otherwise provided in this letter agreement, the Company shall pay your compensation and benefits through the date of termination, at which time the Term will terminate without further notice. In addition, if your termination is involuntary and is not for “cause”, you shall be entitled to receive your compensation provided herein for a period equal to the greater of (i) six (6) months or (ii) the period remaining in the original Employment Term hereof.

4.         If, prior to the expiration or termination of the Term, you are unable to perform your duties by reason of Disability, the Company may terminate your employment under this letter agreement by giving written notice to you to that effect. The Term shall terminate with the payment of your salary for the month in which such notice is given. If there is a dispute between us as to whether you are disabled or the duration of any disability, either of us may request that you be examined by a medical doctor selected by our mutual agreement, and the written medical opinion of such doctor shall be conclusive and binding upon each of us as to whether you have become disabled and the date when such disability arose. The cost of any such medical examination shall be borne by the Company.

If you should die prior to the expiration of the Term, the Company will pay to your estate your salary through the end of the month in which your death occurred, at which time the Term shall terminate without further notice. Nothing in this letter agreement shall impair or otherwise affect any rights and interests you may have under any compensation plan or arrangement of the Company made available to you by the Company.

5.         (a) You acknowledge that during the course of your employment with the Company, you will learn or become acquainted with the Company’s method of conducting an advertising, marketing and public relations agency. You further acknowledge that the rendering of services to the clients of the Company may require the disclosure of confidential information and trade secrets of the Company (such as, without limitation, marketing and advertising plans and strategies, budgets, client preferences and policies and the identity of appropriate personnel of clients with sufficient authority to influence a shift in agency representation). You and the Company agree that in the course of your employment, you may develop a personal acquaintanceship and relationship with the Company’s clients, and a knowledge of those clients’ affairs and requirements which may constitute the Company’s primary or only contact with such client. You acknowledge that the Company’s relationships with established clientele may therefore be placed in your hands in confidence and trust. You consequently agree that it is reasonable and necessary for the protection of the goodwill and business of the Company that you make the covenants contained herein, and that in making its decision to hire you, the Company relied upon and was induced by the covenants made by you hereunder.

Accordingly, you agree that while you are in the Company’s employ, and for a period after termination of your employment with the Company for any reason whatsoever equal to the shorter of two (2) years, or the actual length of time you were employed by the Company, you shall not, directly or indirectly, whether for yourself as a stockholder, director, officer, partner, associate, agent, employee or investor of any other person, firm, corporation or other entity engaged in any business similar to, or competitive with, the business of the Company or any affiliate of the Company:

(1)       attempt in any matter to solicit from any client (except on behalf of the Company) business of the type performed by the Company to persuade any client of the Company to cease to do business or to reduce the amount of business which any such client has customarily done or contemplates doing with the Company, whether or not the relationship between the Company and such client was originally established in whole or in part through your efforts; or

(2)       render any services of the type rendered by the Company to its clients to or for any client of the Company unless such services are rendered as an employee or consultant of the Company; or

(3)       employ or attempt to employ or assist anyone else to employ any person who is then, or at anytime during the one (1) year period immediately preceding the effective date of the Company’s termination of employment was, in the Company’s employ.

As used in paragraph (I), the term “client” shall mean (i) anyone who was then a client of the Company; (ii) anyone who was a client at any time during the one (1) year period immediately preceding the effective date of your termination of employment; and (iii) anyone to whom the Company has made a formal presentation (i.e., the actual presentation of a marketing plan, creative strategy and/or sample advertising) within the one (1) year period immediately preceding the effective date of such termination. Nothing contained herein shall prevent you from being engaged in the business of agency selection or review.

(b)       You also agree that while you are in the Company’s employ and at any time thereafter, you shall not, without the prior written consent of the Company, disclose, publish or divulge to anyone (other than Company or any person(s) designated by the Company), or make use of, any knowledge or information of any type whatsoever of a confidential nature relating to the business of the Company or its clients, including without limitation, all types of trade secrets, business strategies or marketing, advertising and promotional plans, other than in connection with the performance of your employment with the Company. In addition, at the termination of your employment with the Company, you shall promptly deliver to the Company all documents or other items of property in your possession or control which relate in any way to the Company’s business or activities.

(c)       If you commit a breach or are about to commit a breach of any of provision (b) above, the Company shall have the right to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law, it being acknowledged and agreed that such breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. In addition, the Company may take all such other actions and remedies available to it under law or in equity and shall be entitled to such damages as it can show it has sustained by reason of such breach.

(d)       The parties acknowledge that the type and period of restriction imposed in the provisions of (a) and (b) are fair and reasonable and are reasonably required for the protection of the Company and the goodwill associated with the business of the Company. If any of the covenants in (a) or (b), or any part thereof, is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions. If any of the covenants contained in (a) or (b), or any part thereof, is held to be unenforceable because of the duration of such provision, or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or areas of such provision and, in its reduced form said provision shall then be enforceable. The parties hereto intend to and hereby confer jurisdiction to enforce the covenants contained in (a) and (b) above upon the courts of any state within the geographical scope of such covenants. In the event that the courts of anyone or more of such states shall hold such covenants wholly unenforceable by reason of the breadth of such scope of otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the Company’s right to the relief provided above in the courts of any other states within the geographical scope of such covenants, as to breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each state being, for this purpose, severable into diverse and independent covenants.

6.         During your employment with the Company, you shall disclose to the Company all ideas, proposals and plans invented or developed by you which shall relate directly or indirectly to the business of the Company or any or its clients, including, without limitation, any ideas, proposals and plans which may be copyrighted, trademarked, patented or otherwise protected. You agree that all such ideas, proposals and plans are and will be the property of the Company. You further agree, at the Company’s request, to do whatever is necessary or desirable to secure the rights to said ideas, proposals and plans, whether by copyright, trademark, patent or otherwise. If requested by the Company, you shall execute and deliver such documents of assignment as shall be necessary in the Company’s sole judgment, to assign, transfer and convey all rights to the Company.

7.         All notices, consents and other communications required or permitted to be given under this letter agreement shall be in writing and delivered by hand delivery, by overnight courier or by facsimile (and if by facsimile, with a copy to follow within one business day by hand delivery or overnight courier), expense prepaid, if to you at the address of the then principal office of the Company, and if to the Company at the address of the then principal office of the Company, Attention: Human Resources, with a copy to the Chairman and Chief Executive Officer of Havas, Paris, France. Any notice so given shall be deemed received when delivered by hand or overnight courier or when the sender’s facsimile machine indicates receipt by the recipient’s facsimile machine. A change of address to which notices are to be sent may be given in the manner for providing notice.

8.         Should any provision of this letter agreement be determined to beunenforceable or prohibited by any applicable law, such provision shall be ineffective to the extent, and only to the extent, of such unenforceability or prohibition without invalidating the balance of such provision or any other provision of this letter agreement, any such unenforceability or prohibition in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.         This letter agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns. Notwithstanding the foregoing, you may not assign your rights and obligations under this letter agreement and the Company’s rights and obligations under this letter agreement are not assignable except as incident to a change of control transaction. In the event of any such assignment by the Company, all rights and obligations of the Company under this letter agreement shall inure to the benefit of the assignee or the successor to the Company.

10.      This letter agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts without regard to its conflict of laws principles. This letter agreement sets forth our entire agreement and understanding concerning the subject matter hereof, and supersedes all prior agreements, arrangements and understandings between us with respect to such matters.

11.      This letter agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

To indicate that the foregoing meets with your approval and accurately reflects our mutual understanding with respect to the matters set forth herein, please sign and return the enclosed duplicate copy of this letter agreement.

Very truly yours, Havas
By:	/s/ Alain de Pouzilhac

Name: Alain de Pouzilhac
Title: Chairman and CEO

AGREED TO AND ACCEPTED As of February 1, 2003 by:
/s/ Edward Eskandarian

EDWARD ESKANDARIAN

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